* (08/30) Capital Structure for [Granite 06-3], the GBP 4.7494bln UK RMBS from [Northern Rock]. Leads are Citigroup, Lehman Brothers and UBS. Roadshows commence tomorrow, pricing due the week of Sep 11 2006. Class A4 remarketable.

CL          SIZE(MM)       M/S/F          CE %    WAL     LFM        BENCH
A1          USD 1,000.0    Aaa/AAA/AAA    11.75   0.97y   DEC 2030   1ML
A4          USD 1,000.0    Aaa/AAA/AAA    11.75   0.92y   DEC 2054   1ML
A2          EUR 830.0      Aaa/AAA/AAA    11.75   1.03y   DEC 2030   3ME
B1          USD 70.0       Aa3/AA /AA     8.46    2.09y   DEC 2054   3ML
M1          USD 60.0       A2/A/A         5.16    2.09y   DEC 2054   3ML
A3          USD 1,350.0    Aaa/AAA/AAA    11.75   2.81y   DEC 2054   3ML
A5          EUR 1,000.0    Aaa/AAA/AAA    11.75   5.65y   DEC 2054   3ME
A6          GBP 700.0      Aaa/AAA/AAA    11.75   5.65y   DEC 2054   3ML
A7          USD 1,250.0    Aaa/AAA/AAA    11.75   5.65y   DEC 2054   3ML
B2/B3/B4    GBP 93.0 eq.   Aa3/AA/AA      8.46    6.09y   DEC 2054   3ML/EUR/GBP
M2/M3/M4    GBP 93.0 eq.   A2/A/A         5.16    6.09y   DEC 2054   3ML/EUR/GBP
C2/C3/C4    GBP 94.0 eq.   Baa2/BBB/BBB   1.65    6.09y   DEC 2054   3ML/EUR/GBP

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling +1 212 713 2252 or by emailing Joseph Ruttle at joseph.ruttle@ubs.com (for US$-denominated notes) or by calling +44 20 756 82902 or emailing Andrew Dennis at andrew.dennis@ubs.com (for non-US$-denominated notes).